SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549


                            FORM 8-A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934



                   	Noodle Kidoodle, Inc.
	(Exact Name of Registrant as Specified in Its Charter)


              			Delaware					     	               11-1771705
	(State of Incorporation or Organization)		      (I.R.S. Employer
								                                          Identification no.)

        		6801 Jericho Turnpike
	             		Suite 100
		          Syosset, New York 	     	   		        11791-4427
	(Address of Principal Executive Offices)			      (Zip Code)


	If this form relates to the		                 	If this form relates to the
	registration of a class of debt	         	    	registration of a class of
	securities and is effective upon		            	debt securities and is to
	filing pursuant to General Instruction	       	become effective simultan-
	A(c)(1), please check the following box.      	eously with the effective-
							                                        	ness of a concurrent
                                                registration statement under
                                                the Securities Act of 1933
                                                pursuant to General
                                                Instruction A(c)(2), please
                                                check the following box.

Securities to be registered pursuant to Section 12(b) of the Act:

      		Title of each class				            	Name of each exchange on which
	       	to be registered   				              	class is to be registered

    Preferred Stock Purchase Rights		            	Nasdaq National Market



Securities to be registered pursuant to Section 12(g) of the Act:  None

                             (Title of Class)

This document contains 62  pages.  The Exhibit Index is located on page 6.

Item 1.  Description of Registrant's Securities to be Registered

Preferred Stock Purchase Rights

		On March 11, 1998, the Board of Directors of Noodle Kidoodle, Inc. (the "Company") authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share (the "Common Stock"), of the Company. The Rights replace the common stock purchase rights which were originally distributed to the Company's stockholders in 1988 and which expire by their own terms at the close of business on May 15, 1998. The distribution is payable to the stockholders of record at the close of business on May 15, 1998 (the "Record Date"), which is also the payment date, and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, the exchange of the Rights, or the expiration of the Rights (and, in certain cases, following the Distribution Date). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock") at an exercise price of $25.00 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights, and certain defined terms used herein, are set forth in a Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), dated as of May 1, 1998.

		Until the earlier to occur of (i) the expiration of the Company's redemption rights on the date of public disclosure that a person or group other than certain Exempt Persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are Exempt Persons), without the prior approval of the Board of Directors (including a majority of the directors not affiliated with an Acquiring
Person), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (20% or more in the case of certain acquisitions by institutional investors and 10% or more in the case of certain acquisitions by persons determined to be "adverse" by the Board of Directors) of the outstanding Common
Stock (the "Stock Acquisition Date") and (ii) the tenth business day after the date (the "Tender Offer Date") of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an Exempt Person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Stock certificates and not by separate certificates. The Rights Agreement provides that, until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new
Common Stock certificates issued after May 15, 1998, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right
Certificates alone will evidence the Rights.

		The Rights will first become exercisable on the Stock Acquisition Date (unless sooner redeemed or exchanged). The
Rights will expire at the close of business on May 15, 2008 (the
"Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

		The Purchase Price payable, and the number of shares of Preferred Stock or other securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into or exchangeable for Preferred Stock at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends, subject to certain limitations set forth in the Rights Agreement) or of subscription rights or warrants (other than those referred to above). In addition, the Purchase Price payable, and the number of shares of Preferred Stock purchasable, on exercise of a Right is subject to adjustment in the event that the Company should (i) declare or pay any dividend on the Common Stock payable in Common Stock or (ii) effect a subdivision or combination of the Common Stock into a different number of shares of Common Stock.

		With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

		In the event that there is public disclosure that an Acquiring Person has become such, proper provision would be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees (which will thereafter be void), will thereafter have the right to receive upon exercise the greater of
(i) that number of shares of Common Stock (or other securities) having at the time of such transaction a market value of two times the Purchase Price of the Right or (ii) one share of Common Stock (or other securities). In addition, the Company's Board of Directors has the option of exchanging all or part of the Rights (excluding void Rights) for an equal number of shares of Common Stock in the manner described in the Rights Agreement.

		In the event that, at any time following public disclosure that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where the Common Stock is changed or exchanged or in a transaction or transactions as a result of which 50% or more of its consolidated assets or earning power are sold, proper provision would be made so that each holder of a Right (other than such Acquiring Person and certain related persons or transferees) shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase
Price of the Right, the greater of (i) that number of shares of common stock of the acquiring company or the Company, as the case may be, which at the time of such transaction would have a market value of two times the Purchase Price of the Right and (ii) one share of such common stock, and so that the Rights would continue to have anti-dilution protections equitably equivalent to those applicable prior to such business combination.

		At any time prior to public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), payable in cash, shares
(including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors.

		At any time prior to the Distribution Date, the Board of Directors of the Company may amend or supplement the Rights
Agreement without the approval of the Rights Agent or any holder of the Rights. From and after the Distribution Date, the Board of Directors of the Company may generally only amend or supplement the Rights Agreement without such approval only to cure ambiguity, correct or supplement any defective or inconsistent provision or change or supplement the Rights Agreement in any manner which shall not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof). Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

		The Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment, when, as and if declared by the Board of Directors of the Company, equal to the greater of $1.00 per share and 100 times the dividend declared per Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of $25 and 100 times the payment to be made per share of Common Stock, plus accrued and unpaid dividends. Each share of Preferred Stock will have one vote per share, voting together with the Common Stock.

		Exempt Persons include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company and (iv) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

		The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group (except as described above with respect to an Exempt Person) that attempts to acquire the Company on terms not approved by the Board. The
Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group other than an Exempt Person has acquired beneficial ownership of 15% or more of the Common Stock, because until such time the Rights may generally be redeemed by the Company at $.001 per Right.

		Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

		This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement attached hereto as Exhibit 1.1, which is incorporated in this Registration Statement on Form 8-A by reference.

Item 2.	Exhibits

	1.	Rights Agreement, dated as of May 1, 1998, between Noodle
Kidoodle, Inc. and ChaseMellon Shareholder Services, L.L.C., as
Rights Agent, including the form of Rights Certificate attached thereto as Exhibit A and the Summary of Rights attached thereto as Exhibit B.

	2.	Press Release dated May 7, 1998.

                          	SIGNATURES


		Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                         						Noodle Kidoodle, Inc.



                        						By:/s/ Kenneth S. Betuker
						                      Name:Kenneth S. Betuker
						                     Title:Vice President, Chief Financial Officer
                                  and Secretary


Date:  May 15, 1998


                                	EXHIBIT INDEX

Exhibit No.        Description                                                         Page No.
1.                 Rights Agreement, dated as of May 1, 1998, between
                   Noodle Kidoodle, Inc. and ChaseMellon Shareholder
                   Services, L.L.C., as Rights Agent, including the form
                   of Rights Certificate attached thereto as Exhibit A and
                   the Summary of Rights attached thereto as Exhibit B.                   7

2.                  Press Release dated May 7, 1998.


                                 		                          .

Exhibit  1

       	Noodle Kidoodle, Inc.

                                   	and

                      	ChaseMellon Shareholder Services, L.L.C.

                               	Rights Agent




                              	RIGHTS AGREEMENT

                           	Dated as of May 1, 1998


	                           TABLE OF CONTENTS
                                                                                      	Page

Section 1.     Certain Definitions.	                                                   1

Section 2.     Appointment of Rights Agent	                                            8

Section 3.     Issuance of Rights Certificates	                                        9

Section 4.     Form of Rights Certificates	                                           10

Section 5.     Execution, Countersignature and Registration	                          11

Section 6.     Transfer, Division, Combination and Exchange of Rights
               Certificates;Mutilated, Destroyed, Lost or Stolen Rights Certificates	 12

Section 7.     Exercise of Rights; Purchase Price; Expiration Date of Rights	         13

Section 8.     Cancellation and Destruction of Rights Certificates	                   15

Section 9.     Reservation and Availability of Preferred Stock.	                      15

Section 10.    Preferred Stock Record Date	                                           16

Section 11.    Adjustments to Purchase Price, Number of Shares or Number of Rights	   17

Section 12.    Certification of Adjustments	                                          24

Section 13.    Consolidation, Merger or Sale or Transfer of Assets or Earning Power	  24

Section 14.    Fractional Rights and Fractional Shares	                               27

Section 15.    Rights of Action	                                                      29

Section 16.   Agreement of Rights Holders Concerning Transfer and Ownership of Rights 29

Section 17.   Rights Holder Not Deemed a Stockholder	                                 30

Section 18.   Concerning the Rights Agent	                                            30

Section 19.   Merger or Consolidation or Change of Name of Rights Agent	              30

Section 20.   Duties of Rights Agent	                                                 31

Section 21.   Change of Rights Agent	                                                 33

Section 22.   Issuance of New Rights Certificates	                                    34


Section 23.   Redemption	                                                             34

Section 24.   Notice of Certain Events	                                               35

Section 25.   Notices	                                                                36

Section 26.   Amendments and Supplements	                                             37

Section 27.   Successors.	                                                            37

Section 28.   Benefits of this Agreement; Determinations and Actions by the Board of
              Directors	                                                              37

Section 29.   Severability	                                                           38

Section 30.   Governing Law	                                                          38

Section 31.   Counterparts	                                                           38

Section 32.   Descriptive Headings	                                                   38

Section 33.   Grammatical Construction	                                               38


                           	RIGHTS AGREEMENT

		Rights Agreement dated as of May 1, 1998, between
Noodle Kidoodle, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

                        	R E C I T A L S

		The Board of Directors of the Company has authorized and declared the payment of a dividend of one preferred share purchase right (the "Right") for each share of Common Stock (as defined in Section 1) outstanding on the Record Date (as defined in Section 1) and has authorized the issuance of one Right for each share of Common Stock issued between the Record Date and the Distribution Date (as defined in Section 1), and, in certain cases following the Distribution Date. Each Right represents, as of the Record Date, the right to purchase one one-hundredth of a share of Preferred Stock (as defined in Section 1) upon the terms and subject to the conditions hereinafter set forth.

		NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:


		Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

		(a)	(i)	"Acquiring Person" means (1) any Person who
or which, together with all Affiliates and Associates of such Person, without the prior approval of the Board of Directors, is (or has previously been, at any time after the date of this Agreement, whether or not such Person(s) continues to be) the Beneficial Owner of 15% or more of the Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common
Stock, other than any such securities beneficially owned by the Acquiring Person and Affiliates and Associates of such Person); or
(2) any Person who would have otherwise constituted an Acquiring
Person under clause (1) hereof except for the prior approval of the Board of Directors, who, without prior approval of the Board of Directors, (A) together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of any securities representing shares of Common Stock in excess of the number of shares approved by the Board of Directors, whether or not such Person continues to be the Beneficial Owner of such securities;
(B) as a result of any reclassification of the Company's securities (including any reverse stock split) or recapitalization of the Company or any merger or consolidation of the Company with any subsidiary of the Company, or any other transaction involving the Company, shall have increased by more than 1% the proportionate share of the outstanding shares of Common Stock which is beneficially owned by such Person, together with all Affiliates or Associates of such Person; or (C) shall, or any of such Person's Affiliates or Associates shall, engage with the Company in any of the transactions enumerated in Section 13(a) (in which case such Person shall, for the purposes of Section 13(a), be deemed to have become an Acquiring Person immediately prior to the time that any such transaction shall take place); provided, however, that at such time as there shall be an Adverse Person, the Board of Directors of the Company may reduce the percentage specified above from 15% to a percentage equal to the greater of

(x) any percentage greater than the largest percentage of the outstanding securities of the Company with Voting Power then known to the Company to be beneficially owned by any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any entity holding securities of the Company organized, operated or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan), and (y) 10% of the shares of Common Stock then outstanding. However, "Acquiring Person" shall not include any Exempt Person.

			(ii)	A Person does not become an "Acquiring
Person" solely as the result of (A) an acquisition of Common Stock by the Company or any of its Subsidiaries which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock then outstanding as determined pursuant to Section 1(a)(i), or (B) such Person becoming the Beneficial Owner of 15% or more of the Common Stock then outstanding as determined pursuant to Section 1(a)(i) solely as a result of an Exempt Event; provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the Common Stock then outstanding as determined pursuant to Section 1(a)(i) solely by reason of such a share acquisition by the Company or the occurrence of such an Exempt
Event and such Person shall, after becoming the Beneficial Owner of such Common Stock, become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of an Exempt Event, a stock dividend or a subdivision of the Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an "Acquiring Person; or (C) the inadvertent acquisition of beneficial ownership of 15% or more of the Common Stock of the Company if the Board of Directors determines in good faith that such acquisition was inadvertent and such Person immediately divests itself of a sufficient number of shares of Common Stock so that such Person could no longer be an "Acquiring Person"; or (D), if such Person is an Institutional Investor, such Institutional Investor becoming the Beneficial
Owner of 15% or more of the Common Stock then outstanding as determined pursuant to Section 1(a)(i) solely by reason of such Institutional Investor's Regular Trading Activities; provided, however, that if an Institutional Investor becomes the Beneficial Owner of 20% or more of the Common Stock other than solely as the result of the events described in clause (B) or (C) of this
Section 1(a)(ii) (and in the case of clause (C), such Institutional Investor immediately divests itself of a sufficient number of shares of Common Stock as that it is no longer the Beneficial Owner of 20% or more of the Common Stock), then such Institutional Investor shall be deemed an "Acquiring Person."

		(b)	"Adverse Person" shall mean any Person that the
Board of Directors of the Company, determines that, alone or together with its Affiliates and Associates, has, at any time after the Record Date, become the Beneficial Owner of an amount of Common Stock that the Board of Directors of the Company determines to be substantial, and that the Board of Directors of the Company determines, after reasonable inquiry and investigation (which may include a review of the public record regarding such Person and any information such directors may request from such Person and consultation with such Persons as the Board of Directors shall deem appropriate), that (i) such beneficial ownership is intended to cause the Company to repurchase the Common Stock beneficially owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company (taking into account any impact on any constituency which Delaware law permits directors to consider in discharging their fiduciary duty) would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business, financial condition or prospects of the Company.

		(c)	"Affiliate" of a Person has the meaning given to
such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

		(d)	"Associate" of a Person has the meaning given to
such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

		(e)	Except as provided below, a Person is the
"Beneficial Owner" of, and "beneficially owns," any securities:

			(i)  which such Person or any Affiliate or
Associate of such Person beneficially owns, directly or indirectly;

			(ii)  which such Person or any Affiliate or
Associate of such Person has, directly or indirectly, the right or obligation (whether or not then exercisable or effective) to acquire pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person will not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any Affiliate or Associate of such Person until such tendered securities are accepted for purchase or exchange; and provided further, that prior to the occurrence of a Triggering Event, a Person will not be deemed the Beneficial Owner of, or to beneficially own, securities obtainable upon exercise of the Rights;

			(iii)  which such Person or any Affiliate or
Associate of such Person has, directly or indirectly, the right (whether or not then exercisable or effective) to vote, or to direct the voting of, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security pursuant to this clause (iii) if the agreement, arrangement or understanding to vote, or to direct the voting of, such security (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and applicable rules and regulations thereunder and
(B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor schedule or report);

			(iv)  which such Person or any Affiliate or
Associate of such Person has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any successor provision); or

			(v)	which are beneficially owned, directly or
indirectly, by any other Person or any Affiliate or Associate of such other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (iii) of this Section 1(e)) or disposing of any securities of the Company.

		Nothing in this Section 1(e) causes a Person engaged in business as an underwriter of securities to be the "Beneficial
Owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

		Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, no Person is to be treated as the "Beneficial Owner" of, or to "beneficially own," any securities owned by any other Person that is an Exempt Person.

		(f)	"Board of Directors" means the Board of Directors
of the Company, as the same is constituted from time to time, or if the Company ceases to exist as a result of a Business
Combination or otherwise, the board of directors of the Company's successor, if any.

		(g)	"Business Combination" has the meaning set forth
in Section 13(a).

		(h)	"Business Day" means any day other than a
Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

		(i)	"Close of Business" on any given date means 5:00
p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York
City on the next succeeding Business Day.

		(j)	"Common Stock" when used in any context applicable
prior to a Business Combination means the Common Stock, par value
$.001 per share, of the Company (as the same may be changed by reason of any combination, subdivision or reclassification of the Common Stock). "Common Stock" when used with reference to any Person (other than the Company prior to a Business Combination) means shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which shares or units do not limit (as a fixed amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such shares or units or the amount of assets distributable on such shares or units upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such shares or units are subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; provided, however, that if at any time there are more than one such class or series of capital stock of or equity interests in such Person, "Common Stock" of such Person will include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time.

		(k)	"Current Market Price" per share of Common Stock,
Preferred Stock or Equivalent Shares on any date is the average of the daily closing prices per share of such Common Stock, Preferred
Stock or Equivalent Shares for the 30 consecutive Trading Days (as such term is hereinafter defined) ending on the last Trading Day immediately prior to such date for the purpose of any computation under this Agreement except computations made pursuant to Section
11(a)(iii), and for only the last Trading Day immediately prior to such date for the purpose of any computation under Section
11(a)(iii); provided, however, that in the event that the Current
Market Price per share of Common Stock, Preferred Stock or
Equivalent Shares is determined during a period following the announcement by the issuer of such Common Stock, Preferred Stock or Equivalent Shares of (i) a dividend or distribution on such Common Stock, Preferred Stock or Equivalent Shares other than a regular quarterly cash dividend, or (ii) any subdivision, combination or reclassification of such Common Stock, Preferred
Stock or Equivalent Shares, and prior to the expiration of 30
Trading Days after the "ex-dividend" date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the "Current
Market Price" must be appropriately adjusted to take into account such dividend, distribution, subdivision, combination or reclassification. The closing price for each Trading Day shall be the last sale price, regular way, on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New
York Stock Exchange ("NYSE") or, if the Common Stock, Preferred
Stock or Equivalent Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States national securities exchange, including for these purposes the Nasdaq Stock Market, on which the Common
Stock, Preferred Stock or Equivalent Shares are listed or admitted to trading or, if the Common Stock, Preferred Stock or Equivalent
Shares are not listed or admitted to trading on any United States national securities exchange, the last quoted sale price on such day or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by the National Association of Securities Dealers, Inc.
Automated Quotation System ("Nasdaq") or such other system then in use. If on any such day the Common Stock, Preferred Stock or Equivalent Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Stock, Preferred Stock or Equivalent Shares selected by a majority of the Board of Directors shall be used. If no such market maker is making a market, the fair market value of such shares on such day as determined in good faith by a majority of the Board of Directors or the Board of Directors of the issuer of such Common Stock, Preferred Stock or Equivalent Shares must be used, which determination must be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes. The term "Trading Day" means a day on which the principal United States national securities exchange on which the Common Stock, Preferred Stock or Equivalent Shares are listed or admitted to trading is open for the transaction of business or, if the Common Stock, Preferred Stock of Equivalent Shares are not listed or admitted to trading on any United States national securities exchange, but are traded in the over-the-counter market and reported by Nasdaq, then any day for which Nasdaq reports the high bid and low asked prices in the over-the-counter market, or if the Common Stock, Preferred Stock or Equivalent Shares are not traded in the over-the-counter market and reported by Nasdaq, then a Business Day. If the Common Stock, Preferred Stock or
Equivalent Shares have not been so listed or admitted to trading for 30 or more Trading Days or traded in the over-the-counter market and reported by Nasdaq for 30 or more Trading Days, "Current Market Price" per share means the fair market value per share as determined in good faith by a majority of the Board of Directors, whose determination must be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes.

		(l)	"Distribution Date" means the earlier of (i) the
day after the Stock Acquisition Date, and (ii) the tenth Business
Day after the Tender Offer Date or the date of a business combination. The Board of Directors of the Company may, at its election, defer the date set forth in clause (ii) of the preceding sentence to a specified later date or to an unspecified later date to be determined by a subsequent action or event.

		(m)	"Equivalent Shares" means any class or series of
capital stock of the Company, other than the Preferred Stock, which is entitled to participate on a proportional basis with the Preferred Stock in dividends and other distributions, including distributions upon the liquidation, dissolution or winding up of the Company. In calculating the number of any class or series of Equivalent Shares for purposes of Section 11, the number of shares, or fractions of a share, of such class or series of capital stock that is entitled to the same dividend or distribution as a whole share of Preferred Stock shall be deemed to be one share.

		(n)	"Exchange Act" means the Securities Exchange Act
of 1934, as amended, and any successor statute.

		(o)	"Exchange Date" means the time at which the Rights
are exchanged pursuant to Section 11(a)(iv).

		(p)	"Exempt Event" means with respect to any Person,
the acquisition by such Person of Beneficial Ownership of Common
Stock of the Company solely as a result of the occurrence of a Triggering Event and the effect of such Triggering Event on the last proviso of clause (ii) of the definition of Beneficial Owner, other than a Triggering Event in which such Person becomes an Acquiring Person.

		(q)	"Exempt Person" means (i) the Company, (ii) any
Subsidiary of the Company, (ii) any employee benefit plan of the Company or of any Subsidiary of the Company, and (iv) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

		(r)	"Expiration Date" means the Close of Business on
May 15, 2008.

		(s)	"Institutional Investor" shall mean a Person who
is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over shares of Common Stock.

		(t)	"Person" means any individual, firm, corporation,
limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity, and shall include any "group" as that term is used in Rule
13d-5(b) under the Exchange Act (or any successor provision).

		(u)	"Preferred Stock" means the Company's Series A
Junior Participating Preferred Stock, par value $.001 per share, having the rights and preferences set forth in the Certificate of Incorporation of the Company.

		(v)	"Principal Party" means (i) in the case of any
Business Combination described in clause (i), (ii) or (iii) of the first sentence of Section 13(a), (A) the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted or for which they are exchanged in such Business Combination or, if there is more than one such issuer, the issuer of the Common Stock which has the greatest aggregate market value or (B) if no securities are so issued, the Person that survives or results from such Business Combination or, if there is more than one such Person, the Person the Common Stock of which has the greatest aggregate market value; and (ii) in the case of any Business Combination described in clause (iv) of the first sentence in Section 13(a), the Person that receives the greatest portion of the assets or earning power transferred pursuant to such Business Combination or, if each Person that is a party to such Business Combination receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot reasonably be determined, whichever of such Persons is the issuer of the Common Stock which has the greatest aggregate market value;
provided, however, that in any such case, if the Common Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act and such Person is a direct or indirect Subsidiary of one or more other Persons, then (x) "Principal Party" refers to whichever of such other Persons has Common Stock that is and has been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act; (y) if the Common Stocks of two or more of such other Persons are and have been so registered, "Principal Party" refers to whichever of such other Persons is the issuer of the Common Stock which has the greatest aggregate market value; or (z) if the Common Stock of none of such other Persons has been so registered, "Principal Party" refers to whichever of such other Persons (other than an individual) is the Person which has the equity securities with the greatest aggregate market value. In case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth above apply to each of the chains of ownership having an interest in such joint venture as if such Person were a Subsidiary of both or all of such joint venturers and the Principal Parties in each such chain shall bear the obligations set forth in Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

		(w)	"Purchase Price" with respect to each Right is
initially $25.00 per one one-hundredth of a share of Preferred
Stock, shall be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in cash or by certified check or bank draft payable to the order of the Company.

		(x)	"Record Date" means the Close of Business on May
15, 1998.

		(y)	"Redemption Date" means the time at which the
Rights are scheduled to be redeemed as provided in Section 23.

		(z)	"Redemption Price" has the meaning given to such
term in Section 23.

		(aa)	"Regular Trading Activities" means trading
activities undertaken in the Institutional Investor's normal course of business and not for the purpose of exercising, either alone or in concert with any other Person, power to direct or cause the direction of the management and policies of the Company.

		(bb)	"Rights Agent" means ChaseMellon Shareholder
Services, L.L.C., or any Co-Rights Agent or Successor Rights Agent appointed by the Company pursuant to Section 2.

		(cc)	"Securities Act" means the Securities Act of 1933,
as amended, and any successor statute.

		(dd)	"Stock Acquisition Date" means the first date
(including, without limitation, any such date which is on or after the date of this Agreement and prior to the issuance of the Rights) of public disclosure by the Company, an Acquiring Person or otherwise that a Person has become an Acquiring Person.

		(ee)	"Subsidiary" has the meaning given to such term in
Rule 12b-2 of the General Rules and Regulations under the Exchange
Act, as in effect on the date of this Agreement.

		(ff)	"Tender Offer Date" means the date of commencement
or public disclosure of an intention to commence (including any such commencement or public disclosure which occurs on or after the date of this Agreement and prior to the issuance of the Rights) a tender offer or exchange offer by a Person if, after acquiring the maximum number of securities sought pursuant to such offer, such Person, or any Affiliate or Associate of such Person, would be an Acquiring Person.

		(gg)	"Triggering Event" occurs when a Person becomes an
Acquiring Person.

		(hh)	"Voting Power" means the voting power of all
securities of the Company then outstanding generally entitled to vote for the election of directors of the Company.

		Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

		Section 3.  Issuance of Rights Certificates.

		(a)	Until the Distribution Date:  (i) the Rights shall
be issued in respect of and shall be evidenced by the certificates representing the shares of Common Stock issued and outstanding on the Record Date and shares of Common Stock issued or which become outstanding after the Record Date and prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date and the
Expiration Date (which certificates for Common Stock shall be deemed to also be certificates evidencing the Rights), and not by separate certificates; (ii) the registered holders of such shares of Common Stock shall also be the registered holders of the Rights associated with such shares; and (iii) the Rights shall be transferable only in connection with the transfer of shares of Common Stock and the surrender for transfer of any certificate for such shares of Common Stock shall also constitute the surrender for transfer of the Rights associated with the shares of Common
Stock represented thereby. As soon as practicable after the Company has notified the Rights Agent of the occurrence of the Distribution Date, the Company will prepare and execute, and the Company will deliver to the Rights Agent to be countersigned, which the Rights Agent shall do, and the Rights Agent shall mail, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, as shown by the records of the Company, at the address of such holder shown on such records, one or more certificates evidencing the Rights ("Rights Certificates"), in substantially the form of Exhibit B hereto, evidencing one Right
(as adjusted from time to time pursuant to this Agreement) for each share of Common Stock so held. From and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(o), at the time of distribution of the Rights
Certificates, the Company may make the necessary and appropriate adjustments (in accordance with Section 14(a)) so that Rights
Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.

		(b)	On the Record Date, or as soon as practicable
thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form of Exhibit C hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Record Date (other than any Acquiring Person or any Associate or Affiliate of any Acquiring Person), at the address of such holder shown on the records of the Company. With respect to certificates for Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with the Summary of Rights. Until the Distribution Date (or the earlier of the Redemption Date and the Expiration Date), the surrender for transfer of any certificate for Common Stock outstanding on the Record Date, with or without a copy of the Summary of Rights, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby.

		(c)	Rights shall be issued in respect of all shares of
Common Stock which are issued or sold by the Company after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date or the Expiration Date. In addition, in connection with the issuance or sale of Common Stock by the Company following the Distribution Date and prior to the earliest of the Redemption Date, the Exchange Date or the

Expiration Date, the Company shall, with respect to Common Stock so issued or sold pursuant to (i) the exercise of stock options issued prior to the Distribution Date or under any employee plan or arrangement created prior to the Distribution Date, or (ii) upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date, issue Rights and Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that
(x) no such Rights and Rights Certificates shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificates would be issued; and (y) no such Rights and Rights Certificates shall be issued, if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof. Certificates issued after the Record Date representing shares of Common Stock outstanding on the Record Date or shares of Common Stock issued after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date and the Expiration Date shall have impressed, printed, or written on, or otherwise affixed to them a legend substantially in the following form:

  		This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Noodle Kidoodle, Inc. and
  ChaseMellon Shareholder Services, L.L.C., as Rights
  Agent, dated as of May 1, 1998 (the "Rights
  Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Noodle Kidoodle, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Noodle Kidoodle, Inc. will mail to the holder of this certificate a copy of the Rights
  Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights that were, are or become beneficially owned by Acquiring Persons or their Associates or Affiliates (as such terms are defined in the Rights Agreement) may become null and void and the holder of any of such Rights (including any subsequent holder) shall not have any right to exercise such Rights.

		Section 4.  Form of Rights Certificates.

		(a)	The Rights Certificates (and the form of election
to purchase shares and form of assignment to be printed on the reverse thereof) shall be in substantially the form of Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed or any securities association on whose interdealer quotation system the Rights may be from time to time authorized for quotation, or to conform to usage. Subject to the provisions of this Agreement, the Rights
Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of shares of Preferred Stock as shall be set forth therein at the Purchase Price set forth therein, but the number and kind of such securities and the Purchase Price shall be subject to adjustment as provided in this Agreement.

		(b)	Notwithstanding any other provision of this
Agreement, (i) any Rights Certificate issued pursuant to this Agreement that represents Rights beneficially owned or formerly beneficially owned, on or after the earlier of the Distribution Date and the Stock Acquisition Date, by a Person known by the Company to be: (A) an Acquiring Person or an Associate or Affiliate of an Acquiring Person; (B) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee after the Acquiring Person becomes such; or (C) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (x) a direct or indirect transfer (whether or not for consideration) from the Acquiring Person (or from an Associate or Affiliate of such Acquiring Person) to holders of equity interests in such Acquiring Person (or to holders of equity interests in an Associate or Affiliate of such Acquiring Person) or to any Person with whom such Acquiring Person (or an Associate or Affiliate of such Acquiring Person) has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (y) a direct or indirect transfer which a majority of the Board of Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of Section 7(e); or (ii) any Rights Certificate issued pursuant to this Agreement upon transfer, exchange, replacement or adjustment of any other Rights
Certificate beneficially owned by a Person referred to in this
Section 4(b), shall contain (to the extent feasible) the following legend:

  		The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights
  Certificate and the Rights represented hereby may become null and void in the circumstances specified in
  Section 7(e) of the Rights Agreement.

		Section 5.  Execution, Countersignature and Registration.

		(a)	Each Rights Certificate shall be executed on
behalf of the Company by the Company's Chairman of the Board, Vice Chairman of the Board, President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Company's Secretary or an Assistant Secretary, either manually or by facsimile signature. Each Rights Certificate shall be countersigned by the Rights Agent either manually or, if permitted by the Company, by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed a Rights Certificate shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificate nevertheless may be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed such Rights Certificate had not ceased to be such officer of the Company; and any Rights Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Agreement any such Person was not such an officer.

		(b)	Following the Distribution Date, the Rights Agent
shall keep or cause to be kept, at its principal corporate trust office, books for registration and transfer of the Rights
Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights
Certificates, the number of Rights evidenced by each Rights
Certificate, and the certificate number and the date of issuance of each Rights Certificate.

		Section 6.  Transfer, Division, Combination and
Exchange of Rights Certificates; Mutilated, Destroyed, Lost or
Stolen Rights Certificates.

		(a)	Subject to the provisions of Section 14, at any
time after the Close of Business on the Distribution Date and at or prior to the Close of Business on the earliest of the Redemption Date, the Exchange Date or the Expiration Date, any
Rights Certificate or Rights Certificates may be transferred, divided, combined or exchanged for another Rights Certificate or Rights Certificates, entitling the registered holder to purchase a like number of shares of Preferred Stock (or, following a Triggering Event or a Business Combination, other securities, cash or other property, as the case may be) as the Rights Certificate or Rights Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, divide, combine or exchange any Rights Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Rights Certificates to be transferred, divided, combined or exchanged at the principal corporate office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. As a condition to such transfer, division, combination or exchange, the Company may require payment by the surrendering holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection therewith. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have duly completed and executed the form of assignment on the reverse side of such Rights
Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or such former or proposed Beneficial Owner) thereof or such Beneficial Owner's Affiliates or Associates as the Company shall reasonably request.

		(b)	Upon receipt by the Company and the Rights Agent
of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights
Certificate if mutilated, the Company will make and deliver a new
Rights Certificate of like tenor to the Rights Agent for countersignature by the Rights Agent and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

		Section 7.  Exercise of Rights; Purchase Price;
Expiration Date of Rights.

		(a)	Each Right shall entitle (except as otherwise
provided in this Agreement) the registered holder thereof, upon the exercise thereof as provided in this Agreement, to purchase, for the Purchase Price, at any time after the Distribution Date and prior to the earliest of the Expiration Date, the Exchange
Date or the Redemption Date, one one-hundredth (1/100) of a share of Preferred Stock (or, following a Triggering Event or a Business Combination, other securities, cash or other assets, as the case may be), subject to adjustment from time to time as provided in Sections 11 and 13.

		(b)	The registered holder of any Rights Certificate
may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part (except that no fraction of a Right may be exercised) at any time after the Distribution Date and prior to the earliest of the Expiration
Date, the Exchange Date or the Redemption Date, by surrendering the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal corporate trust office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or, following a Triggering Event or a Business Combination, other securities, cash or other assets, as the case may be) as to which the Rights are exercised.

		(c)	Upon receipt of a Rights Certificate representing
exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or, following a Triggering Event or a Business Combination, other securities, cash or other assets, as the case may be) to be purchased and an amount in cash, certified bank check or bank draft payable to the order of the Company equal to any applicable transfer tax required to be paid by the surrendering holder pursuant to Section 9(d), the Rights Agent shall, subject to the provisions of this Agreement, thereupon promptly (i)(A) requisition from any transfer agent for the Preferred Stock (or make available, if the Rights Agent is the transfer agent for the Preferred Stock) certificates for the total number of one one-hundredths of a share of Preferred Stock to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests), or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a share of Preferred Stock as are to be purchased (in which case certificates for the Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company shall direct the depositary agent to comply with such request; (ii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder; and (iii) if appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 and, promptly after receipt thereof, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate. In the event that the Company is obligated to issue other securities (including shares of Common Stock) of the Company, pay cash and/or distribute other property pursuant to this Agreement, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights
Agent, if and when appropriate.

		(d)	In case the registered holder of any Rights
Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate or to his duly authorized assigns, subject to the provisions of Section 6 and Section 14.

		(e)	Notwithstanding anything in this Agreement to the
contrary, any Rights that are or were formerly beneficially owned on or after the earlier of the Distribution Date and the Stock
Acquisition Date by (i) an Acquiring Person or any Associate or
Affiliate of an Acquiring Person; (ii) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee after the Acquiring Person becomes such; or (iii) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a direct or indirect transfer (whether or not for consideration) from the Acquiring Person (or from an Associate or Affiliate of such Acquiring Person) to holders of equity interests in such Acquiring Person (or to holders of equity interests in any Associate or Affiliate of such Acquiring Person) or to any Person with whom the Acquiring Person (or an Associate or Affiliate of such Acquiring Person) has any continuing agreement, arrangement or understanding regarding the transferred
Rights, or (B) a direct or indirect transfer which a majority of the Board of Directors of the Company determines is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall, immediately upon the occurrence of a Triggering Event and without any further action, be null and void and no holder of such Rights shall have any rights whatsoever with respect to such Rights whether under this Agreement or otherwise; provided, however, that, in the case of transferees described in clause (ii) or clause (iii) of this
Section 7(e), any Rights beneficially owned by such transferee shall be null and void only if and to the extent such Rights were formerly beneficially owned by a Person who was, at the time such Person beneficially owned such Rights, or who later became, an Acquiring Person or an Affiliate or Associate of such Acquiring
Person. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but shall have no liability to any holder of a Rights Certificate or to any other Person as a result of the Company's failure to make, or any delay in making (including any such failure or delay by the Board of Directors of the Company), any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees under this Section 7(e) or any other provision of this Agreement.

		(f)	Notwithstanding anything in this Agreement to the
contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the registered holder of a Rights Certificate upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former or proposed
Beneficial Owner) thereof or the Affiliates or Associates of such Beneficial Owner (or former or proposed Beneficial Owner) as the Company shall reasonably request.

		Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, division, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu therefor except as expressly permitted by the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

		Section 9.  Reservation and Availability of Preferred Stock.

		(a)	The Company covenants and agrees that it will
cause to be reserved and kept available at all times out of its authorized and unissued shares of Preferred Stock or its authorized and issued shares of Preferred Stock held in its treasury (and, following the occurrence of a Triggering Event or a Business Combination, out of its authorized and unissued shares of Common Stock and/or other securities or out of its authorized and issued shares of Common Stock and/or other securities held in its treasury) free from preemptive rights or any right of first refusal, a sufficient number of shares of Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

		(b)	The Company further covenants and agrees, so long
as the Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) issuable upon the exercise of Rights may be listed on any United States national securities exchange or quoted on any automated quotation system, to use its best efforts to cause, from and after the time that the Rights become exercisable, all such shares and/or other securities reserved for such issuance to be listed on such exchange or quoted on such automated quotation system upon official notice of issuance upon such exercise.

		(c)	The Company further covenants and agrees that it
will take all such action as may be necessary to ensure that all shares of Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) delivered upon the exercise of Rights shall, at the time of delivery of the certificates for such shares and/or such other securities (subject to payment of the Purchase
Price), be duly and validly authorized and issued, fully paid, nonassessable, freely tradeable, not subject to liens or encumbrances, and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof, of any kind or nature whatsoever.

		(d)	The Company further covenants and agrees that it
will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any certificates for shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights.
 The Company shall not, however, be required to (i) pay any transfer tax which may be payable in respect of any transfer involved in the issuance or delivery of any Rights Certificates or the issuance or delivery of any certificates for shares of

Preferred Stock (or Common Stock and/or other securities as the case may be) to a Person other than, or in a name other than that of, the registered holder of the Rights Certificate evidencing Rights surrendered for exercise; or (ii) transfer or deliver any Rights Certificate or issue or deliver any certificates for shares of Preferred Stock (or Common Stock and/or other securities as the case may be) upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

		(e)	The Company shall use its best efforts (i) as soon
as practicable following a Triggering Event (provided the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii)), or as soon as is required by law following the Distribution Date, as the case may be, to prepare and file a registration statement on an appropriate form under the Securities Act with respect to the securities purchasable upon exercise of the Rights; (ii) to cause such registration statement to become effective as soon as practicable after such filing; and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which Rights are no longer exercisable for such securities or (B) the Expiration Date. The
Company shall also use its best efforts to take such action as may be necessary or appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercise of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date of a Triggering Event, the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall make a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification in such jurisdiction shall have been obtained and until a registration statement has been declared effective under the Securities Act.

		Section 10. Preferred Stock Record Date. Each Person in whose name any certificate for shares of Preferred Stock (or
Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Stock
(or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares
(or Common Stock and/or such other securities, as the case may be) on, and such certificate shall be dated, the next succeeding
Business Day on which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open.

		Section 11. Adjustments to Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number and kind of securities, cash and other property obtainable upon exercise of each Right and the number of Rights outstanding shall be subject to adjustment from time to time as provided in this
Section 11.

		(a)	(i)	In the event the Company shall at any time on
or after the date of this Agreement (A) pay a dividend or make a distribution on the Preferred Stock payable in shares of Preferred
Stock, (B) subdivide (by a stock split or otherwise) the outstanding Preferred Stock into a larger number of shares, (C) combine (by a reverse stock split or otherwise) the outstanding
Preferred Stock into a smaller number of shares, or (D) issue any securities in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), then in each such event the Purchase Price and the Redemption Price set forth in Section 23, as each is in effect at the time of the record date for such dividend or distribution, or of the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted by multiplying the Purchase Price and such Redemption Price by a fraction the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to the occurrence of such event and the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately following the occurrence of such event. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

			(ii) Upon the first occurrence of a Triggering Event, proper provision shall be made so that each holder of a Right, except as otherwise provided in this Agreement, shall thereafter have the right to receive, and the Company shall issue, upon exercise thereof at the then-current Purchase Price required to be paid in order to exercise a Right in accordance with the terms of this Agreement, in lieu of the number of one one-hundredths of a share of Preferred Stock or other securities receivable upon exercise of a Right prior to the occurrence of the Triggering Event, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the number of one-hundredths of a share of Preferred Stock or other securities for which a Right was then exercisable (without giving effect to such Triggering Event) and (y) dividing that product by the lesser of (I) 50% of the Current Market Price per share of Common Stock on the date of the occurrence of the Triggering Event and (II) the then-current
Purchase Price (such number of shares being referred to as the "Adjustment Shares"); provided, however, that if the transaction or event that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). Upon the occurrence of such Triggering Event, the Purchase Price required to be paid in order to exercise a Right shall be unchanged, and the Purchase Price shall be appropriately adjusted to reflect, and shall thereafter mean, the amount required to be paid per share of Common Stock upon exercise of a Right.

			(iii) In lieu of issuing shares of Common Stock in accordance with Section 11(a)(ii), the Company may, if a majority of the Board of Directors of the Company determines that such action is necessary or appropriate and not contrary to the interests of holders of Rights (and, in the event that the number of shares of Common Stock which are authorized by the Company's certificate of incorporation, but which are not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, are not sufficient to permit the exercise in full of the Rights in accordance with Section 11(a)(ii), the Company shall) take one or more of the following actions: (A) reduce (but in no event less than the Current Market Price per share of Common
Stock) the Purchase Price required to be paid in order to exercise a Right by any amount (the "Reduction Amount"), in which event the number of Adjustment Shares and/or the amount of any Substitute Consideration (as hereinafter defined) issuable in respect of each Right (the Adjustment Shares, if any, and the Substitute
Consideration, if any, issuable in respect of a Right are herein collectively referred to as the "Total Consideration") shall be reduced so that the aggregate value of the Total Consideration issuable in respect of each Right is equal to the Current Value
(as hereinafter defined) less the Reduction Amount (such difference, the "Adjusted Current Value"); and/or (B) make adequate provision with respect to each Right to substitute for all or part of the Adjustment Shares otherwise obtainable upon exercise of a Right: (1) cash, (2) other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which a majority of the Board of Directors of the Company have determined (which determination shall be final, binding and conclusive for all purposes) to have the same value as shares of Common Stock (such shares or units of preferred stock being referred to as "Common Stock Equivalents")),
(3) debt securities of the Company, (4) other assets, or (5) any combination of the foregoing (collectively, "Substitute
Consideration") having an aggregate value which, when added to the value of the Adjustment Shares (if any) in respect of which no substitution is being made, is equal to the Adjusted Current
Value. If a majority of the Board of Directors determines to issue or deliver any equity securities (other than Common Stock or Common Stock Equivalents), debt securities and/or other assets pursuant to this Section 11(a)(iii), the value of such securities and/or assets shall be determined by a majority of the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by a majority of the Board of Directors of the Company (which determination shall be final, binding and conclusive for all purposes). If the Company is required to make adequate provision to deliver value pursuant to the first sentence of this Section 11(a)(iii) and the Company shall not have made such adequate provision to deliver value within ninety (90) days following the first occurrence of a Triggering Event (the "Substitution Period"), then notwithstanding any provision of Section 11(a)(ii) or this Section 11(a)(iii) to the contrary, the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the excess of the Current Value over the Purchase Price. If both Common Stock and cash are to be delivered pursuant to the preceding sentence, amounts of both
Common Stock and cash shall be delivered upon surrender of each Right in a ratio of Common Stock to cash that bears the same ratio as the total value of all Common Stock to be delivered (as determined pursuant to this Section 11(a)(iii)) bears to the total value of all cash to be delivered; provided, however, that the Company may adjust such ratio to avoid issuing any fractional shares of Common Stock so long as the method of adjustment is applied consistently to each holder of Rights entitled to receive value thereon pursuant to this Section 11(a)(iii). To the extent that the Company determines that some action is to be taken pursuant to the first and/or third sentences of this Section
11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights but in no event to a time later than the expiration of the Substitution Period. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Upon any change in the Adjustment Shares obtainable upon exercise of a Right pursuant to this Section
11(a)(iii), the Purchase Price shall thereafter mean the amount, if any, required to be paid upon exercise of a Right for the Adjustment Shares, if any, and the Substitute Consideration, if any, then issuable or deliverable upon exercise of a Right, and a majority of the Board of Directors of the Company shall make any necessary provisions to ensure that the provisions of Section
11(e) shall thereafter apply as appropriate to the Total
Consideration.  For purposes of this Section 11(a)(iii), (A)
"Current Value" shall be the product derived by multiplying (x) the number of Adjustment Shares issuable in respect of each Right determined under Section 11(a)(ii), by (y) the Current Market
Price per share of Common Stock on the date of the Triggering
Event; and (B) the value of each share of Common Stock and each share or unit of any "Common Stock Equivalent" shall be deemed conclusively to be equal to the Current Market Price per share of the Common Stock on the date of the Triggering Event.

			(iv) A majority of the Board of Directors of the Company may, at its option, at any time and from time to time after the first occurrence of a Triggering Event, cause the Company to exchange, for all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e)), shares of Common Stock or Common Stock Equivalents at an exchange ratio of one share of Common Stock or one Common Stock Equivalent per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Any partial exchange shall be effected on a pro rata basis based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e)) held by each holder of Rights.

		Immediately upon the action of a majority of the Board of Directors of the Company ordering the exchange of any Rights pursuant to this Section 11(a)(iv) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock and/or Common Stock Equivalents equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange and, in addition, the Company shall promptly mail a notice of any such exchange to all of the holders of such Rights in accordance with
Section 25; provided, however, that the failure to give, any delay in giving or any defect in, such notice shall not affect the validity of such exchange. Each such notice of exchange will state the method by which the exchange of the Common Stock or Common Stock Equivalents for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. In the event that the number of shares of Common Stock which is authorized but not outstanding or reserved for issuance for a purpose other than exercise of the Rights is not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 11(a)(iv), the Board of Directors of the Company shall take all such action within its power as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights. The Company shall not be required to issue fractions of shares of Common Stock or Common Stock
Equivalents or to distribute certificates which evidence fractional shares of Common Stock or Common Stock Equivalents. In lieu of such fractional shares of Common Stock or Common Stock Equivalents, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock or Common Stock Equivalents would otherwise be issuable an amount in cash equal to the product derived by multiplying (x) the subject fraction, by (y) the last sale price of the Company's Common Stock on the fifth Trading Day following the public announcement of the exchange by the Company, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case on a when issued basis (taking into account the exchange), as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE
(or, if the Company's Common Stock is not so listed or traded, then as determined in the manner provided under the definition of "Current Market Price," adjusted to take into account the exchange). For the purposes of this Section 11(a)(iv), the value of any Common Stock Equivalent on any date shall be the same as the value of the Common Stock, as determined pursuant to the previous sentence, on such date.

		(b)	If the Company shall at any time on or after the
date of this Agreement fix a record date for the issuance of rights, options or warrants to holders of Preferred Stock entitling them to subscribe for or purchase Preferred Stock or Equivalent Shares (or securities convertible into or exchangeable for Preferred Stock or Equivalent Shares) at a price per share of Preferred Stock or Equivalent Shares (or, in the case of a convertible or exchangeable security, having a conversion or exchange price per share of Preferred Stock or Equivalent Shares) less than the Current Market Price per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred
Stock and Equivalent Shares (if any) outstanding on such record date, plus the number of shares of Preferred Stock or Equivalent
Shares, as the case may be, which the aggregate exercise, conversion and/or exchange price for the total number of shares of Preferred Stock or Equivalent Shares, as the case may be, which are obtainable upon exercise, conversion and/or exchange of such rights, options, warrants or convertible or exchangeable securities would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Preferred
Stock and Equivalent Shares (if any) outstanding on such record date, plus the number of additional shares of Preferred Stock or Equivalent Shares, as the case may be, which may be obtained upon exercise, conversion and/or exchange of such rights, options, warrants or convertible or exchangeable securities. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes.
Preferred Stock and Equivalent Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation.
Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not issued following such adjustment, the Purchase
Price shall be readjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.

		(c)	In case the Company shall at any time after the
date of this Agreement fix a record date for the making of a distribution to holders of Preferred Stock (including any such distribution made in connection with a reclassification of the Preferred Stock or a consolidation or merger in which the Company is the surviving corporation) of securities (other than Preferred

Stock and rights, options, warrants or convertible or exchangeable securities referred to in Section 11(b)), cash (other than a regular periodic cash dividend at an annual rate not in excess of:
(x) 125% of the annual rate of the regular cash dividend paid on the Preferred Stock during the immediately preceding fiscal year (or, if the Preferred Stock was not outstanding during such preceding fiscal year, then 125% of the annual rate of the regular cash dividend paid on the Common Stock during such year), or (y) in the event that a regular cash dividend was not paid on the Preferred Stock (or Common Stock) during such preceding fiscal year, 5% of the Current Market Value of the Preferred Stock on the date such regular cash dividend was first declared), property, evidences of indebtedness, or assets, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price per share of Preferred Stock on such record date, less the fair market value (as determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes) of the portion of such securities, cash, property, evidences of indebtedness or assets to be so distributed in respect of one share of Preferred Stock, and the denominator of which shall be such Current Market Price per share of Preferred Stock on such record date. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not made following such adjustment, the Purchase Price shall be readjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.

		(d)	Except as provided below, no adjustment in the
Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase
Price; provided, however, that any adjustments which by reason of this Section 11(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent, to the nearest one hundred-thousandth of a share of Common Stock, or to the nearest one ten-thousandths of a share of Preferred Stock. Notwithstanding the first sentence of this
Section 11(d), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment and (ii) the Expiration Date.

		(e)	If, as a result of an adjustment made pursuant to
Section 11(a) or Section 13(a), the holder of any Right thereafter exercised shall become entitled to receive any securities of the Company other than shares of Preferred Stock, thereafter the Purchase Price and the number of such other securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this Section 11 and the provisions of Sections 7, 9, 10, 12, 13, 14 and 24 with respect to the shares of Preferred Stock shall apply on like terms to any such other securities.

		(f)	All Rights originally issued by the Company
subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of shares of Preferred Stock or other securities, cash or other property purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided in this Agreement.

		(g)	Unless the Company shall have exercised its
election as provided in Section 11(h), upon each adjustment of the Purchase Price as a result of any calculation made pursuant to Sections 11(a)(i), 11(b) and 11(c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted
Purchase Price, that number of one one-hundredths of a share of Preferred Stock (calculated to the nearest one ten-thousandths of a share of Preferred Stock) obtained by (i) multiplying the number of one one-hundredths of a share of Preferred Stock covered by a Right immediately prior to adjustment pursuant to this Section 11(g) by the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

		(h)	The Company may elect, on or after the date of any
adjustment of the Purchase Price or any adjustment to the number of shares of Preferred Stock for which a Right may be exercised, to adjust the number of Rights, in lieu of an adjustment in the number of one one-hundredths of a share of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right outstanding prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one hundred-thousandth) obtained by dividing the Purchase Price in effect immediately prior to such adjustment by the Purchase Price in effect immediately after such adjustment. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days after the date of the public announcement. If Rights
Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(h) the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date a new Rights
Certificate evidencing, subject to Section 14, the additional
Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record, in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment and upon surrender thereof (if required by the Company), new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment.
Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for in this Agreement
(and may bear, at the option of the Company, the adjusted Purchase
Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

		(i)	Irrespective of any adjustment or change in the
Purchase Price or the number or kind of shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-hundredth of a share of Preferred Stock and the number of shares of Preferred Stock which were expressed in the initial
Rights Certificates issued hereunder.

		(j)	Before taking any action that would cause an
adjustment reducing the Purchase Price below the then par value, if any, of one one-hundredth of a share of Preferred Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable one one-hundredth shares of such Preferred Stock at such adjusted Purchase Price.

		(k)	In any case in which this Section 11 shall require
that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the shares of Preferred Stock and other securities, cash or property of the Company, if any, issuable upon such exercise over and above the shares of Preferred
Stock and other securities, cash or property of the Company, if any, issuable upon such exercise on the basis of the Purchase
Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or other securities, cash or property upon the occurrence of the event requiring such adjustment.

		(l)	Anything in this Section 11 to the contrary
notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors of the Company in its sole discretion shall determine to be advisable in order that any combination or subdivision of the Preferred Stock, issuance wholly for cash of any Preferred Stock at less than the Current Market Price per share of Preferred Stock, issuance wholly for cash of Preferred Stock or securities which by their terms are convertible into or exchangeable or exercisable for Preferred Stock, stock dividends or issuance of rights, options or warrants referred to in this
Section 11, hereafter made by the Company to holders of its Preferred Stock, shall not be taxable to such stockholders.

		(m)	The Company covenants and agrees that it shall not
(i) consolidate with, (ii) merge with or into, or (iii) directly or indirectly sell, lease or otherwise transfer or dispose of (in one transaction or a series of related transactions) assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries taken as a whole, to any other Person if (A) at the time of or immediately after such consolidation, merger, sale, lease, transfer or disposition there are any rights, warrants, securities or other instruments outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights; (B) prior to, simultaneously with or immediately after such consolidation, merger, sale, lease, transfer or disposition the stockholders (or equity holders) of the Person who constitutes, or would constitute, the Principal
Party in such transaction shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates; or (C) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights. The Company shall not consummate any such consolidation, merger, sale, lease, transfer or disposition unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this Section 11(m).

		(n)	The Company covenants and agrees that, after the
Stock Acquisition Date, it will not, except as permitted by
Section 11(a)(iv), 26 or 29(b), take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will, directly or indirectly, diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

		(o)	Anything in this Agreement to the contrary
notwithstanding, if the Company shall at any time prior to the Distribution Date (i) pay a dividend or distribution on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, and the Purchase Price under, and the number of one one-hundredths of a share of Preferred Stock issuable in respect of, the Rights, shall be proportionately adjusted, so that following such event one Right (with the Purchase Price and the number of one one-hundredths of a share of Preferred Stock proportionately adjusted thereunder) shall thereafter be associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date. For example, if the Company effects a two-for-one stock split at a time when each Right (if it becomes exercisable) would entitle the holder to purchase one one-hundredth of a share of Preferred Stock for a Purchase Price of $"Z", then following such stock split each previous Right would be split into two current Rights and thereafter each such current Right, upon becoming exercisable, would (subject to further adjustment) entitle the holder to purchase one one-hundredth of a share of Preferred Stock at a Purchase Price of 1/2 x $"Z".

		Section 12. Certification of Adjustments. Whenever an adjustment is made as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock a copy of such certificate, and (c) mail or cause the Rights Agent to mail a brief summary thereof to each holder of a Rights Certificate (or, if no Rights Certificates have been issued, to each holder of a certificate representing shares of Common Stock) in accordance with Section
25. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.
Any adjustment to be made pursuant to Section 11 or 13 shall be effective as of the date of the event giving rise to such adjustment.

		Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

		(a)	A "Business Combination" shall be deemed to occur
in the event that, on or following a Triggering Event, (i) the Company shall, directly or indirectly, consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m) and
Section 11(n)) in a transaction in which the Company is not the continuing, resulting or surviving corporation of such merger or consolidation; (ii) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m) and
Section 11(n)) shall, directly or indirectly, consolidate with the

Company, or shall merge with and into the Company, in a transaction in which the Company is the continuing, resulting or surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Common Stock shall be changed (including, without limitation, any conversion into or exchange for securities of the Company or of any other Person, cash or any other property); (iii) the Company shall, directly or indirectly, effect a share exchange in which all or part of the Common Stock shall be changed (including, without limitation, any conversion into or exchange for securities of any other Person, cash or any other property); or (iv) the Company shall, directly or indirectly, sell, lease, exchange, mortgage, pledge (other than mortgages or pledges in the course of the Company's financing activities) or otherwise transfer or dispose of (or one or more of its Subsidiaries shall directly or indirectly sell, lease, exchange, mortgage, pledge (other than mortgages or pledges in the course of the Company's financing activities) or otherwise transfer or dispose of), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or any of its Subsidiaries in one or more transactions each and all of which comply with Section 11(m) and Section 11(n)).

		In the event of a Business Combination, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided in this Agreement) shall thereafter have the right to receive, upon the exercise thereof at the Purchase Price immediately prior to the first occurrence of a Triggering Event multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event (without giving effect to the Triggering Event) in accordance with the terms of this Agreement, such number of shares of Common Stock of the Principal Party as shall be equal to the result obtained by
(x) multiplying the Purchase Price immediately prior to the first occurrence of a Triggering Event by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event (without giving effect to the Triggering Event), and (y) dividing that product by the lesser of (I) 50% of the Current Market Price per share of the Common Stock of such Principal Party immediately prior to the consummation of such Business Combination and (II) the Purchase Price immediately prior to the first occurrence of a Triggering Event, and (ii) the rights of the holder of Rights to purchase shares of the Common Stock of such Principal Party shall be entitled to protection from dilution equitably equivalent to that set forth in Section 11 hereof. All shares of Common Stock of any Person for which any Right may be exercised after consummation of a Business Combination as provided in this Section 13(a) shall, when issued upon exercise thereof in accordance with this Agreement, be duly and validly authorized and issued, fully paid, nonassessable, freely tradeable, not subject to liens or encumbrances, and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof of any kind or nature whatsoever.

		(b)	After consummation of any Business Combination,
(i) the Principal Party shall be liable for, and shall assume, by virtue of such Business Combination and without the necessity of any further act, all the obligations and duties of the Company pursuant to this Agreement, (ii) the term "Company" as used in this Agreement shall thereafter be deemed to refer to such Principal Party, and (iii) such Principal Party shall take all steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with

Section 9) in connection with such Business Combination as is necessary to ensure that the provisions of this Agreement shall thereafter be applicable, as nearly equivalent as practicable, in relation to the shares of its Common Stock thereafter deliverable upon the exercise of the Rights.

		(c)	The Company shall not consummate any Business
Combination unless prior thereto (i) the Principal Party shall have a sufficient number of authorized shares of its Common Stock which have not been issued or reserved for issuance (other than shares reserved for issuance pursuant to this Agreement to the holders of Rights) to permit the exercise in full of the Rights in accordance with this Section 13; (ii) the Company and such Principal Party shall have executed and delivered to the Rights
Agent a supplemental agreement providing for the fulfillment of the Principal Party's obligations and the terms as set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable on or after the date of such Business Combination, the Principal Party, at its own expense, shall (A) prepare and file, if necessary, a registration statement on an appropriate form under the Securities Act with respect to the Rights and the securities purchasable upon exercise of the Rights;
(B) use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; (C) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act; (D) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the state securities or "blue sky" laws of such jurisdictions as may be necessary or appropriate; (E) use its best efforts to list the Rights and the securities purchasable upon exercise of the Rights on a United
States national securities exchange; and (F) obtain waivers of any rights of first refusal or preemptive rights in respect of the Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights; (iii) the Company and the Principal Party shall have furnished to the Rights Agent an opinion of independent counsel stating that such supplemental agreement is a legal, valid and binding agreement of the Principal Party enforceable against the Principal Party in accordance with its terms; and (iv) the Company and the Principal Party shall have filed with the Rights Agent a certificate of a nationally recognized firm of independent accountants setting forth the number of shares of Common Stock of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

		(d)	The provisions of this Section 13 shall similarly
apply to successive Business Combinations. In the event a Business Combination shall be consummated at any time after the occurrence of a Triggering Event, the Rights which have not theretofore been exercised shall thereafter be exercisable for the consideration and in the manner described in Section 13(a).
Following a Business Combination, the provisions of Section
11(a)(ii) shall be of no effect.

		(e)	Notwithstanding any other provision of this
Agreement, no adjustment to the number of shares of Preferred
Stock (or fractions of a share) or other securities, cash or other property for which a Right is exercisable or the number of Rights outstanding or associated with each share of Common Stock or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Sections 11 and 13, unless the terms of this Agreement are amended so as to preserve such benefits.

		(f)	The Company covenants and agrees that it shall not
effect any Business Combination if at the time of, or immediately after such Business Combination, there are any rights, options, warrants or other instruments outstanding which would diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

		(g)	Without limiting the generality of this Section
13, in the event the nature of the organization of any Principal
Party shall preclude or limit the acquisition of Common Stock of such Principal Party upon exercise of the Rights as required by
Section 13(a) as a result of a Business Combination, it shall be a condition to such Business Combination that such Principal Party shall take such steps (including, but not limited to, a reorganization) as may be necessary to ensure that the benefits intended to be derived under this Section 13 upon the exercise of the Rights are assured to the holders thereof.

		(h)	In addition to, and without limiting, any other
provision of this Section 13, in case the Principal Party which is to be a party to a transaction referred to in this Section 13 has provision in any of its authorized securities or in its certificate of incorporation or by-laws or other instrument governing its corporate affairs, which provision would have the effect of (i) causing such Principal Party to issue (other than to holders of Rights pursuant to this Section 13), in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, Common Stock of such Principal
Party at less than the then Current Market Price per share or securities exercisable for, or convertible into, Common Stock of such Principal Party at less than such then Current Market Price, or (ii) providing for any special payment, tax or similar provisions in connection with the issuance of the Common Stock of such Principal Party pursuant to the provisions of this Section
13, then, in such event, the Company hereby agrees with each holder of Rights that it shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been cancelled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.

		Section 14.  Fractional Rights and Fractional Shares.

		(a)	The Company shall not be required to issue
fractional Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may at its option pay to the registered holders of the Rights Certificates with respect to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of a Right for the Trading Day immediately prior to the date on which such fractional Rights otherwise would have been issuable. The closing price for any Trading Day shall be the last sale price on such day, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Rights are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any United States national securities exchange, the last quoted sale price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by Nasdaq or such other system then in use or, if on such day the Rights are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Rights selected by a majority of the Board of Directors of the Company. If on such day no such market maker is making a market in the Rights, the current market value of the Rights on such day shall be determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes.

		(b)	The Company shall not be required to issue
fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock). Fractions of shares of Preferred Stock may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Stock. In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-hundredth of a share of Preferred Stock, the Company may at its option (i) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full one one-hundredth of a share of Preferred Stock upon the surrender of such scrip or warrants aggregating a full one one-hundredth of a share of Preferred Stock, or (ii) pay to the registered holders of Rights Certificates at the time such Rights Certificates are exercised as provided in this Agreement an amount in cash equal to the same fraction of the current market value of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of a share of Preferred Stock shall be the closing price of a share of Preferred Stock (as determined pursuant to the second sentence of the definition of "Current Market Price" in
Section 1) for the Trading Day immediately prior to the date of such exercise.

		(c)	The Company shall not be required to issue
fractions of shares of Common Stock or Common Stock Equivalents or to distribute certificates which evidence fractional shares of Common Stock or Common Stock Equivalents. In lieu of such fractional shares of Common Stock or Common Stock Equivalents, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock or Common Stock Equivalents would otherwise be issuable an amount in cash equal to the product derived by multiplying (x) the subject fraction, by (y) Current Market Price of the Company's Common Stock.

		(d)	The holder of a Right by his acceptance thereof
expressly waives any right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as otherwise provided in this Agreement).

		Section 15. Rights of Action. Except as otherwise provided, all rights of action in respect of this Agreement are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, any registered holders of associated Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, any share of associated Common Stock), without the consent of the Rights Agent or of the holder of any other Right, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any Principal Party to enforce, or otherwise act in respect of, his rights pursuant to this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

		Section 16. Agreement of Rights Holders Concerning Transfer and Ownership of Rights. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

		(a)	prior to the Distribution Date, the Rights will be
transferable only in connection with the transfer of Common Stock;

		(b)	after the Distribution Date, the Rights
Certificates will be transferable on the registry books of the Rights Agent only if surrendered at the principal corporate trust office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer;

		(c)	the Company and the Rights Agent may deem and
treat the Person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificate or the associated Common Stock certificate made by anyone other than the Company, the transfer agent for the Common Stock or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

		(d)	notwithstanding anything in this Agreement to the
contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

		Section 17. Rights Holder Not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote or to receive dividends or distributions or shall be deemed for any purpose the holder of Preferred Stock or any other securities, cash or other property which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in this Agreement or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company, including, without limitation, any right (i) to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, (ii) to give or withhold consent to any corporate action, (iii) to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24), (iv) to receive dividends, distributions or subscription rights, (v) to institute, as a holder of Preferred Stock or other securities issuable on exercise of the Rights represented by any Rights Certificate, any derivative action on behalf of the Company, or otherwise, until and only to the extent that the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions of this Agreement.

		Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights
Agent has been advised of the likelihood of such damages. This indemnification shall survive the termination of this Agreement.

		The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Preferred Stock or Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, when necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in
Section 20.

		Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights
Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent or any successor
Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificate so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificate either in the name of the predecessor Rights
Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

		In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

		Section 20. Duties of Rights Agent. The Rights Agent undertakes and agrees to perform the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights
Certificates, by their acceptance thereof, shall be bound:

		(a)	The Rights Agent may consult with legal counsel
(who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted to be taken by it in good faith and in accordance with such opinion.

		(b)	Whenever in the performance of its duties under
this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person or any Affiliate or Associate of an Acquiring Person or the determination of Current Market
Price) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Agreement) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, any Vice
Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or omitted by it in good faith under this Agreement in reliance upon such certificate.

		(c)	The Rights Agent shall be liable hereunder only
for the negligence, bad faith or willful misconduct by it or its attorneys or agents.

		(d)	The Rights Agent shall not be liable for or by
reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

		(e)	The Rights Agent shall not be under any
responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due execution and delivery of this Agreement by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any change in the transferability or exercisability of the Rights or any change or adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13 or 23 or any other provision of this Agreement or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock, Common Stock or other securities to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Preferred Stock, Common Stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

		(f)	The Company agrees that it will perform, execute,
acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performance by the Rights
Agent of its duties and obligations under this Agreement.

		(g)	The Rights Agent is hereby authorized and directed
to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for such instructions. When applying to any such officer for instructions, the Rights Agent may set forth in writing (i) any proposed action or omission of the Rights Agent with respect to its duties or obligations under this Agreement and (ii) the date on or after which the Rights
Agent proposes such action will be taken or omitted. Such date shall not be less than three Business Days after any such officer receives such application for instructions from the Rights Agent.
 Unless the Rights Agent has received written instructions from the Company (including any such officer) with respect to such proposed action or omission prior to such date (or, if longer, in the case of a proposed action to be taken, prior to the Rights
Agent actually taking such action), the Rights Agent shall not be liable for the actions or omissions set forth in such application, provided that such action or omission does not violate any express provision of this Agreement.

		(h)	The Rights Agent and any stockholder, director,
officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not serving as such under this Agreement. Nothing in this Agreement shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

		(i)	The Rights Agent may execute and exercise any of
the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of such attorney or agent, provided that the Rights Agent exercised reasonable care in the selection and continued employment of such attorney or agent.

		(j)	No provision of this Agreement shall require the
Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights hereunder if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.

		(k)	If, with respect to any Rights Certificate
surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

		Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common
Stock or Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. Notwithstanding any other provision of this Agreement, in no event shall the resignation or removal of a Rights Agent be effective until a successor Rights Agent shall have been appointed and have accepted such appointment. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the incumbent Rights Agent or the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights
Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or any state of the United States so long as such corporation is authorized to conduct a corporate trust or banking business under the laws of the State of New York which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights

Agent a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock and mail a notice thereof in writing to the registered holders of the Rights Certificates. Neither the failure to give any notice provided for in this Section 21, however, nor any defect therein, shall affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

		Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights Certificates to the contrary, the Company may, at its option, issue new Rights Certificates evidencing new Rights in such form as may be approved by a majority of the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price per share and the number or kind or class of securities, cash or other property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Stock following the Distribution Date and prior to the earlier of the Redemption Date and the Expiration Date, the Company may with respect to Common Stock so issued or sold pursuant to (i) the exercise of stock options, (ii) under any employee plan or arrangement, (iii) upon the exercise, conversion or exchange of securities notes or debentures issued by the Company or (iv) a contractual obligation of the Company, in each case existing prior to the Distribution Date, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale.

		Section 23.  Redemption

		(a)	The Board of Directors of the Company may, at its
option, at any time prior to the earlier of (i) the Stock
Acquisition Date and (ii) the Expiration Date, redeem all but not less than all of the then-outstanding Rights at a redemption price of $.001 per Right (the "Redemption Price") appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement. The Company may, at its option, pay the Redemption Price in cash, shares (including fractional shares) of Common Stock (based on the Current Market
Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

		(b)	At the time and date of effectiveness set forth in
any resolution of the Board of Directors of the Company ordering the redemption of the Rights (the "Redemption Date"), without any further action and without any further notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price; provided, however, that such resolution of the Board of Directors of the Company may be revoked, rescinded or otherwise modified at any time prior to the time and date of effectiveness set forth in such resolution, in which event the right to exercise will not terminate at the time and date originally set for such termination by the Board of Directors of the Company. As soon as practicable after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the issuance of Rights Certificates, on the registry books of the transfer agent for the Common Stock.
 Any notice which is mailed in the manner provided in this Agreement shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.
In the case of a redemption permitted under this Section 23, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the issuance of the Rights Certificates, on the registry books of the transfer agent for the Common Stock, and upon such action, all outstanding Rights Certificates shall be null and void without any further action by the Company. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than as specifically set forth in this Section 23, and other than in connection with the purchase of shares of Common Stock prior to the earlier of the Distribution Date and the Expiration
Date.

		Section 24. Notice of Certain Events. In case the Company, on or after the Distribution Date, shall propose to
(a) pay any dividend payable in stock of any class to the holders of its Preferred Stock or to make any other distribution to the holders of its Preferred Stock (other than a regular periodic cash dividend at an annual rate not in excess of 125% of the annual rate of the cash dividend paid on the Preferred Stock during the immediately preceding fiscal year, or if the Preferred Stock was not outstanding during such preceding fiscal year, then 125% of the annual rate of the cash dividend paid on the Common Stock during such year); or (b) offer to the holders of its Preferred Stock rights, options or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options; or (c) effect any reclassification of the Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock, a change in the par value of such Preferred Stock or a change from par value to no par value); or
(d) directly or indirectly effect any consolidation or merger into or with, or effect any sale, lease, exchange or other transfer or disposition (or to permit one or more of its Subsidiaries to effect any sale, lease, exchange or other transfer or disposition), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person; or (e) effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 25, a notice of such proposed action, which shall specify any record date for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, consolidation, merger, sale, lease, exchange, transfer, disposition, liquidation, dissolution, or winding up is to take place and if such holders will or may participate therein, the date of participation therein by the holders of Common Stock and/or Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 20 days prior to the record date for determining holders of the Preferred

Stock for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein, if any, by the holders of Preferred Stock, whichever shall be the earlier.

		In case any Triggering Event or Business Combination shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder of a Rights
Certificate, in accordance with Section 25, notice of the occurrence of such Triggering Event or Business Combination, which shall specify the Triggering Event or Business Combination and include a description of the consequences of such event to holders of Rights under Section 11(a)(ii) or 13.

		The failure to give notice as required by this Section 24 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.

		Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address (or another person's attention) is filed in writing with the Rights Agent) as follows:

			Noodle Kidoodle, Inc.
			6801 Jericho Turnpike
			Suite 100
			Syosset, New York  11791-4427

			Attention: Secretary

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address (or another person's attention) is filed in writing with the Company) as follows:

			ChaseMellon Shareholder Services, L.L.C.
			450 West 33rd Street
			15th Floor
			New York, New York  10001
			Attention:  Mr. Selwyn Crawford

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or, if no Rights Certificates have been issued, if sent by first-class mail, postage prepaid, addressed to the holder of a certificate representing shares of Common Stock at the address of such holder as shown on the Company's Common Stock registry books).

		Section 26.  Amendments and Supplements.  This
Agreement may not be amended or supplemented except as permitted in Section 26(a) or 26(b) or as contemplated by Section
11(a)(iii).

		(a)	At any time prior to the Distribution Date, a
majority of the Board of Directors of the Company may, and the Rights Agent shall, if so directed, amend or supplement any provision of this Agreement without the approval of any holders of Rights.

		(b)	From and after the Distribution Date, a majority
of the Board of Directors of the Company may, and the Rights Agent shall, if so directed, amend or supplement this Agreement without the approval of any holders of Rights Certificates (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision of this Agreement, or (iii) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights
Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

		(c)	Immediately upon the action of a majority of the
Board of Directors providing for any amendment or supplement pursuant to this Section 26, and without any further action and without notice, such amendment or supplement shall be deemed effective. Promptly following the adoption of any amendment or supplement pursuant to this Section 26, the Company shall deliver to the Rights Agent a copy, certified by the Secretary or any Assistant Secretary of the Company, of resolutions of a majority of the Board of Directors of the Company adopting such amendment or supplement. Upon such delivery, the amendment or supplement shall be administered by the Rights Agent as part of this Agreement in accordance with the terms of this Agreement, as so amended or supplemented.

		Section 27.  Successors.  All the covenants and
provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

		Section 28. Benefits of this Agreement; Determinations and Actions by the Board of Directors. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of Rights any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

		For purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act (or any successor provision); provided, however, that any such calculation made for purposes of determining the particular percentage of outstanding shares of Common Stock of which any Person is the Beneficial Owner shall also include any such other securities not then actually issued and outstanding which such Person would be deemed to be the Beneficial Owner of, or to "beneficially own," pursuant to Section 1(d). The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights, to exchange or not exchange the Rights for Common Stock or other securities of the Company, or to amend or supplement this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

		Section 29.  Severability.

		(a)	If any term, provision, covenant or restriction of
this Agreement or the application thereof to any Person or to any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

		(b)	If legal counsel to the Company delivers to the
Company a written opinion to the effect that, as a result of changes in federal law or Delaware law, any term, provision, covenant or restriction of this Agreement may be invalid, void or unenforceable, then, notwithstanding any other provision of this Agreement, the Company and the Rights Agent may amend this Agreement to modify, revise or delete such term, provision, covenant or restriction to the extent necessary to comply with such law as so changed.

		Section 30. Governing Law. This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of such state applicable to contracts to be made and performed entirely within such State.

		Section 31.  Counterparts.  This Agreement may be
executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

		Section 32. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

		Section 33. Grammatical Construction. Throughout this Agreement, where such meanings would be appropriate, (a) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms (e.g., references to "he" shall also include "she" and "it" and references to "who" and "whom" shall also include "which"), (b) the plural form of nouns and pronouns shall include the singular and vice-versa, (c) reference to a Section means a Section of this Agreement, and (d) the word
"including" means "including, without limitation," whether expressly stated or not.

		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                       						NOODLE KIDOODLE, INC.

Attest:

/s/Stewart Katz               	By:/s/ Kenneth S. Betuker

Assistant Secretary			      	Name:Kenneth S. Betuker
					                       	Title:Vice President, Chief Financial Officer
                                    and Secretary

[Corporate Seal]		          	ChaseMellon Shareholder Services, L.L.C.


Attest:


/s/Monty Harry             		  	By:/s/Janes E. Hagan

 Secretary		                 	Name:Janes E. Hagan
			                          	Title:Vice President

[Corporate Seal]

                                               Exhibit A

	[Form of Rights Certificate]

Certificate No. R-                         	________ Rights

NOT EXERCISABLE AFTER MAY 15, 2008 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION OR EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]

	Rights Certificate

	NOODLE KIDOODLE, INC.

		This certifies that _________________________, or
registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of May 1, 1998 (the "Rights Agreement") between Noodle Kidoodle, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"), unless notice of redemption shall have been previously given by the Company, to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York City time on May 15, 2008, at the principal corporate trust office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid and nonassessable share of the Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock"), at a purchase price (the "Purchase Price") of $25.00 per one one-hundredth share, upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed. The Purchase Price may be paid in cash or by certified bank check or bank draft payable to the order of the Company.

		As provided in the Rights Agreement, the Purchase Price and the number of shares of Preferred Stock or other securities, cash or other property which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.


		If the Rights evidenced by this Rights Certificate are or were formerly beneficially owned, on or after the earlier of the Distribution Date and the Stock Acquisition Date, by (i) an
Acquiring Person or any Associate or Affiliate of an Acquiring
Person, or (ii) a direct or indirect transferee of an Acquiring
Person (or of any Associate or Affiliate of an Acquiring Person), such Rights may become null and void, in which event the holder of any such Right (including any subsequent holder) shall not have any rights with respect to such Right.

		This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Capitalized terms used but not defined in this Rights Certificate that are defined in the Rights Agreement shall have the same meanings ascribed to them in the Rights
Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned office of the Rights Agent.

		This Rights Certificate, with or without other Rights Certificates, upon surrender at the principal corporate trust office of the Rights Agent, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Preferred Stock or other property as the Rights evidenced by the Rights Certificate or Rights
Certificates surrendered entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

		Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (a) may be redeemed by the Board of Directors of the Company at its option at a redemption price of $.001 per Right, subject to adjustment, payable, at the election of the Company, in cash or shares (including fractional shares) of Common Stock or such other consideration as the Board of Directors may determine at any time prior to the earlier of (i) 12:00 a.m. (midnight, New York, New York time) on the Stock Acquisition Date, and (ii) the Expiration Date, or (b) may be exchanged after the Stock Acquisition Date by the Board of Directors of the Company at its option in whole or in part for shares of the Company's Common Stock or other Company securities.

		No fractional shares of Preferred Stock (other than fractions that are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depository receipts) are required to be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof the Company may elect to (i) evidence fractional shares by depositary receipts, (ii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certifi-
cate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share, or (iii) make a cash payment, as provided in the Rights Agreement.

		No holder of this Rights Certificate, as such, shall be entitled to vote or to receive dividends on, or shall be deemed for any purpose the holder of, Preferred Stock or of any other securities, cash or property which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or this Certificate be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or to institute, as a holder of Preferred Stock or other securities issuable on the exercise of the Rights represented by this Certificate, any derivative action, or otherwise, until and only to the extent the Right or Rights evidenced by this Rights
Certificate shall have been exercised as provided in the Rights
Agreement.

		This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

		WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of _______ __, ____.

                             						NOODLE KIDOODLE, INC.


                           						By: ______________________________
						                         Name:
						                        Title:
Countersigned:

ChaseMellon Shareholder Services, L.L.C.


By: __________________________
    Authorized Officer

	[Form of Reverse Side of Rights Certificate]

                        	FORM OF ASSIGNMENT

          	(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)


    		FOR VALUE RECEIVED the undersigned ________________ hereby sells, assigns and transfers unto

(Please print name and address of transferee) _________ Rights evidenced by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________________ with a power of Attorney to transfer the said Rights and a Rights Certificate evidencing such Rights on the books of Noodle Kidoodle, Inc., with full power of substitution.

   		A new Rights Certificate evidencing the remaining balance, if any, of such Rights not hereby sold, assigned and transferred shall be mailed to and registered in the name of the undersigned unless such person requests that such Rights Certificate be registered in the name of and mailed to (complete only if a Rights Certificate evidencing any remaining balance of Rights is to be registered in a name other than the name of the undersigned):

Please insert Social Security or
other identifying number of transferee: _________________________
_________________________________________________________________
                       (Please print name and address)
_________________________________________________________________

                             	Certificate

    		The undersigned hereby certifies by checking the appropriate boxes that:

   		(1)	this Rights Certificate or any Rights evidenced
hereby __ are __ are not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement); and

   		(2)	after due inquiry and to the best knowledge of the
undersigned, the undersigned __ did __did not acquire any of the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:  ___________________________         ______________________
								                                         	Signature


Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution with membership in a recognized signature guarantee medallion program as approved by the Stock Transfer Association.

                                 	NOTICE


  		The signature on the foregoing Form of Assignment must correspond to the name as written upon the face of this Rights
Certificate in every particular, without alteration or enlargement or any change whatsoever.

  		In the event the certification set forth above in the Form of Assignment is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment or other transfer of this Rights Certificate or any Rights evidenced hereby, will affix a legend to that effect on any Rights Certificate issued in whole or partial exchange for this Rights Certificate.

                 	FORM OF ELECTION TO PURCHASE

         	(To be executed if holder desires to exercise the Rights represented by this Rights Certificate)

To:	Noodle Kidoodle, Inc.

		The undersigned hereby irrevocably elects to exercise ____________________ Rights represented by this Rights Certificate to purchase the shares of Preferred Stock or other securities, cash or other property issuable upon the exercise of such Rights and requests that certificates for such shares or other securities be issued in the name of, and such cash or other property be paid to:

Please insert social security
or other identifying number: ________________________


_________________________________________________________________
              	(Please print name and address)

_________________________________________________________________

		A new Rights Certificate evidencing the remaining balance, if any, of such Rights not hereby exercised shall be mailed to and registered in the name of the undersigned unless such person requests that such Rights Certificate be registered in the name of and mailed to (complete only if Rights Certificate evidencing any remaining balance of Rights is to be registered in a name other than the name of the undersigned):

Please insert social security
or other identifying number: ________________________

_________________________________________________________________
                	(Please print name and address)

_________________________________________________________________

                         	Certificate


  		The undersigned hereby certifies by checking the appropriate boxes that:

  		(1)	the Rights evidenced by this Rights Certificate
__are __are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights
Agreement); and

  		(2)	after due inquiry and to the best knowledge of the
undersigned, the undersigned __ did __ did not acquire the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring
Person.

Dated:  __________________________          ____________________
							                                          	Signature

Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution with membership in a recognized signature guarantee medallion program as approved by the Stock Transfer Association.

                                 	NOTICE


  		The signature on the foregoing Form of Election to Purchase must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

  		In the event the certification set forth above in the Form of Election to Purchase is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment or other transfer of this Rights Certificate or any Rights evidenced hereby, will affix a legend to that effect on any Rights Certificate issued in whole or partial exchange for this Rights Certificate.

                                                	Exhibit B


                   	SUMMARY OF RIGHTS TO PURCHASE
                          	PREFERRED SHARES



		On March 11, 1998, the Board of Directors of Noodle Kidoodle, Inc. (the "Company") authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share (the "Common Stock"), of the Company. The distribution is payable to the stockholders of record at the close of business on May 15, 1998 (the "Record Date"), which is also the payment date, and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, the exchange of the Rights, or the expiration of the Rights (and, in certain cases, following the Distribution Date). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock") at an exercise price of $25.00 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights, and certain defined terms used herein, are set forth in a Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "Rights Agent"), dated as of May 1, 1998.

		Until the earlier to occur of (i) the expiration of the Company's redemption rights on the date of public disclosure that a person or group other than certain Exempt Persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are Exempt Persons), without the approval of the Board of Directors (including a majority of the directors not affiliated with an Acquiring Person), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more
(20% or more in the case of certain acquisitions by institutional investors and 10% or more in the case of certain acquisitions by persons determined to be "adverse" by the Board of Directors) of the outstanding Common Stock (the "Stock Acquisition Date") and (ii) the tenth business day after the date (the "Tender Offer Date") of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an Exempt
Person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Stock certificates and not by separate certificates. The Rights Agreement provides that, until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after May 15, 1998, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

		The Rights will first become exercisable on the Stock Acquisition Date (unless sooner redeemed or exchanged). The Rights will expire at the close of business on May 15, 2008 (the
"Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

		The Purchase Price payable, and the number of shares of Preferred Stock or other securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into or exchangeable for Preferred Stock at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends, subject to certain limitations set forth in the Rights Agreement) or of subscription rights or warrants (other than those referred to above). In addition, the Purchase Price payable, and the number of shares of Preferred Stock purchasable, on exercise of a Right is subject to adjustment in the event that the Company should (i) declare or pay any dividend on the Common Stock payable in Common
Stock or (ii) effect a subdivision or combination of the Common
Stock into a different number of shares of Common Stock.

		With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

		In the event that there is public disclosure that an Acquiring Person has become such, proper provision would be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees (which will thereafter be void), will thereafter have the right to receive upon exercise the greater of
(i) that number of shares of Common Stock (or other securities) having at the time of such transaction a market value of two times the Purchase Price of the Right of (ii) one share of Common Stock (or other securities). In addition, the Company's Board of Directors has the option of exchanging all or part of the Rights (excluding void Rights) for an equal number of shares of Common Stock in the manner described in the Rights Agreement.

		In the event that, at any time following public disclosure that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where the Common Stock is changed or exchanged or in a transaction or transactions as a result of which 50% or more of its consolidated assets or earning power are sold, proper provision would be made so that each holder of a Right
(other than such Acquiring Person and certain related persons or transferees) shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, the greater of (i) that number of shares of common stock of the acquiring company or the Company, as the case may be, which at the time of such transaction would have a market value of two times the Purchase Price of the Right and (ii) one share of such common stock, and so that the Rights would continue to have anti-dilution protections equivalent to those applicable prior to such business combination.

		At any time prior to public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), payable in cash, shares (including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors.

		At any time prior to the Distribution Date, the Board of Directors of the Company may amend or supplement the Rights
Agreement without the approval of the Rights Agent or any holder of the Rights. From and after the Distribution Date, the Board of Directors of the Company may generally only amend or supplement the Rights Agreement without such approval only to cure ambiguity, correct or supplement any defective or inconsistent provision or change or supplement the Rights Agreement in any manner which shall not adversely affect the interests of the holders of the Rights
(other than an Acquiring Person or an affiliate or associate thereof). Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

		The Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment, when, as and if declared by the Board of Directors of the Company, equal to the greater of $1.00 per share and 100 times the dividend declared per Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a preferential liquidation payment equal to $25 and 100 times the payment to be made per share of Common Stock, plus accrued and unpaid dividends. Each share of Preferred Stock will have one vote per share, voting together with the Common Stock.

		Exempt Persons include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company and (iv) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

		The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group (except as described above with respect to an Exempt Person) that attempts to acquire the Company on terms not approved by the Board. The
Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group other than an Exempt Person has acquired beneficial ownership of 15% or more of the Common Stock, because until such time the Rights may generally be redeemed by the Company at $.001 per Right.

		Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

		A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to an Application for Registration on Form 8-A and as an Exhibit to the Company's Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

Exhibit 2


                               	For:	NOODLE KIDOODLE, INC.
	                       Approved by: Stanley Greenman
                                    	Chairman and Chief Executive
                                     Officer
	                                    (516) 677-0500 ext. 300


                             Contact:	Naomi Rosenfeld/Carolyn Capaccio
                                      Heather Anthony
                               Press: Stacy Berns/Jeff Siegel
FOR IMMEDIATE RELEASE                	Morgen-Walke Associates
	                                    	(212) 850-5600

        	NOODLE KIDOODLE ANNOUNCES FIRST QUARTER SALES
           -- Comparable Store Sales Increase 16% --


	Syosset, NY, May 7, 1998 -- Noodle Kidoodle, Inc. (Nasdaq: NKID) today announced that total sales in its Noodle Kidoodle stores for the first quarter of fiscal 1999 ended May 2, 1998, increased 16% to $18.0 million from $15.5 million for the same period last year. Same store sales for the first quarter also increased 16%. Thirty-one stores were included in the Company's comparable store base at the end of the first quarter.

	Stanley Greenman, Chairman and Chief Executive Officer, commented, "Our strong sales momentum from last year's fourth quarter continued in this year's first quarter. Sales were strong throughout the period, especially during the Easter selling season. Sales were above our expectations in all geographic regions. Our comparable store sales increase of 16% comes on top of the 18% same store growth we achieved in last year's first quarter." Mr. Greenman concluded, "Our new store program is on target. Our two stores in North Dallas and Plano, Texas will open next week as planned, and stores in Austin, Texas, Boca
Raton, Florida and Hartsdale, New York are on schedule for openings later in the year."

	Separately, the Company announced that the Board of Directors has approved a Rights Plan and declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Company's Common Stock to stockholders of record on May 15, 1998. This Rights Plan replaces a similar plan expiring at the close of business on May 15, 1998.

	Noodle Kidoodle is an innovative specialty retailer of children's edu-tainment products which focus on stimulating, educational and non-violent merchandise in a fun and interactive environment. Noodle Kidoodle is dedicated to expanding children's minds and helping their imaginations grow. The Company opened its first Noodle Kidoodle store in 1993 and currently has 33 stores located in New York, New Jersey, Connecticut and the Boston, Chicago and Detroit metropolitan areas. Noodle Kidoodle's World Wide Web site is located at http://www.noodlekidoodle.com.